FOR IMMEDIATE RELEASE April 28, 2014

Contact: Susan M. Jordan

732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION EXPANDS ITS UNSECURED REVOLVING CREDIT FACILITY

FREEHOLD, NJ, April 28, 2014………….. Monmouth Real Estate Investment Corp. (NYSE: MNR), today announced that on April 25, 2014 it has exercised its $20 million accordion feature on its Unsecured Revolving Credit Facility (the “Facility”) bringing the total availability on the Facility up to $60 million. In addition, the $60 million Facility has been amended to add an additional $20 million accordion feature bringing the total potential availability up to $80 million. The facility is syndicated with two banks led by Capital One, National Association (Capital One) as joint lead arranger, administrative agent and sole bookrunner, and includes Bank of Montreal (BMO) as joint lead arranger and documentation agent. The Facility matures June 2016, has a one-year extension option, and borrowings under the Facility bear interest at LIBOR plus 175 basis points to 250 basis points depending on the company’s leverage ratio. Based on the Company’s current leverage ratio, borrowings under the Facility bear interest at LIBOR plus 185 basis points, which was 2.00% as of March 31, 2014.

“The increased availability on our credit facility enhances our financial flexibility which will help us to continue to grow our high quality portfolio of industrial assets. We have been increasing our unencumbered property portfolio by paying down higher fixed rate interest mortgage debt which allows us to lower our cost of capital,” said Kevin Miller, Chief Financial Officer. “We are very pleased with our long-term relationship with Capital One and BMO and appreciate their continued support.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty industrial properties and one shopping center located in twenty-seven states, containing a total of approximately 10.7 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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